Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A of our report dated June 10, 2019, with respect to our audits of the balance sheets of Steward Realty Trust, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2018, and for the period from March 7, 2017 (“Inception”) to December 31, 2017 and the related notes to the financial statements. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

Newport Beach, California

February 12, 2020